EXHIBIT A
                                                                       ---------
FOR IMMEDIATE RELEASE
---------------------


                           DISPLAY TECHNOLOGIES, INC.


         Orlando, Florida, September 29, 2000 - Display Technologies, Inc. (Nasdaq: DTEK) announced today that its Board of Directors has engaged Raymond James & Associates, Inc. to help evaluate strategic alternatives that may be available to the Company to maximize shareholder value. These alternatives may include a sale of all or portions of the Company to, or a merger with, various third parties. J. William Brandner, President and CEO, has committed to devote himself to obtain the best possible outcome of this process.

         The Company also reported that it has filed a Form 12b-25 with the Securities and Exchange Commission to extend the due date of its Form 10-K filing for the year ended June 30, 2000. The extended filing deadline will be October 13, 2000. This extension is necessary as the audit of the Company's year-end results is not yet complete. The Company did announce that year-end adjustments to the carrying values of the Company's inventories and accounts receivables will likely cause earnings to be reported by the Company for the year ended June 30, 2000 to be at a break-even level or a slight loss. Accordingly, the Company will be filing amended Form 10-Q's for the first, second and third quarters of fiscal year 2000 to reflect the adjusted inventory values.

         The inventory adjustments included adjustments at a subsidiary company for a one-time write-down of approximately $2.0 million in the carrying value of inventory. The adjustment related primarily to errors in work-in-process reporting from a new ERP (Enterprise Resource Planning) system that was installed in September 1999. The new ERP system was designed to provide detailed operational information to all departments within the organization in order to provide for a more efficient production flow, increased abilities for capacity planning, improved customer support, greater overall profitability and support for increased growth. The errors, which caused inventory carrying values to be overstated, had been occurring since the implementation of the new system but went undetected until year-end. The Company believes that the causes of the errors have been identified and corrected to prevent reoccurrences of the problem in future periods.

         The accounts receivables write-downs, which amounted to approximately $800,000, occurred principally as a result of two large receivables for LED displays sold to start-up businesses which failed. In both cases, the displays have been repossessed, and the Company expects to recover full value through new sales to third parties and through taking possession of collateral pledged in the original sales transactions.

         The Company further announced that it had been unable to secure financing in a timely manner for approximately $2.7 million in LED display sales to AmeriVision Outdoor, Inc. (in which the Company holds a preferred stock position). The Company recently secured $1.8 million of the $2.7 million and continues to be optimistic that specific project financing can be secured for future AmeriVision installations, but has suspended installations pending procurement of financing for specific projects. AmeriVision is currently operating nine signs, including its most recent installation at the entrance to the Holland Tunnel in New York City. Advertising revenues on most of the signs operated by AmeriVision have been below expectations due to difficulties encountered in securing national advertisers on a limited network of displays. However, AmeriVision continues to be a leader in the emerging LED billboard industry and, to the Company's knowledge, is currently operating more LED billboards than any of its competitors.


         The delays in securing financing for AmeriVision, combined with the inventory and receivables write- downs, have made it necessary for the Company to negotiate an interim agreement with its bank for a $3.5 million overadvance through October 31, 2000, at which time the Company's credit line, including the overadvance, will become due. The Company expects that by the end of this period, it will have made progress in collecting past due accounts receivables and presently is in discussions with its bank to extend the overadvance period.

         The Company's current backlog is approximately $30,600,000, which is up from $21,800,000 at June 30, 2000. The lower backlog at the beginning of fiscal 2001 resulted from a temporary slow-down in orders during the end of last fiscal year. As a result, reported sales during the first quarter of fiscal 2001 are expected to be down 15% or more from the same period of fiscal 2000. Consequently, the Company is anticipating reporting a net loss during the first quarter of fiscal 2001. However, the Company believes that the increased current backlog going into the second quarter indicates that the slow-down in orders was temporary.

         In addition to the engagement of Raymond James & Associates to pursue strategic alternatives, the Company is in the process of implementing various operational changes designed to improve operating results in future periods. These changes include personnel reductions, elimination of non-essential expenditures, management and executive compensation freezes, a more detailed review of customer credit decisions at the corporate level and the suspension of acquisition activities. The Company will continue to evaluate its performance to identify additional areas of cost savings that may be available.

         Display Technologies, Inc., through its subsidiaries, designs, manufactures, installs and services hi- tech electronic computer driven video displays, message centers, scoreboards and business identity signs, and also manufactures a line of compressed air filter products. AmeriVision Outdoor, Inc. operates a network of electronic LED billboards.

         CERTAIN MATTERS ADDRESSED IN THIS RELEASE CONSTITUTE "FORWARD-LOOKING STATEMENTS." SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A VARIETY OF RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO BE MATERIALLY DIFFERENT FROM THOSE ANTICIPATED BY THE COMPANY'S MANAGEMENT. THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 PROVIDES CERTAIN "SAFE HARBOR" PROVISIONS FOR FORWARD-LOOKING STATEMENTS. ALL FORWARD-LOOKING STATEMENTS MADE IN THIS RELEASE ARE MADE PURSUANT TO SUCH ACT. FOR MORE INFORMATION ON THE POTENTIAL FACTORS WHICH COULD AFFECT THE COMPANY'S FINANCIAL RESULTS, REFERENCE SHOULD BE MADE TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1999.